Smith & Company

A Professional Corporation of Certified Public Accountants

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors

Samoyed Energy Corp.

Calgary, Alberta

We have audited the accompanying balance sheet of Samoyed Energy Corp. (a Nevada development stage corporation) as of September 30, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the period from August 31, 2005 (date of inception) to September 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board ( United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Samoyed Energy Corp. as of September 30, 2005, and the results of its operations,  stockholders’ equity, and its cash flows for the period from August 31, 2005 (date of inception) to September 30, 2005 in  conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Smith & Company

Certified Public Accountants

Salt Lake City, Utah

October 12, 2005

4764 South 900 East, Suite 1 • Salt Lake City, Utah 84117-4977

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

E-mail: smithcocpa@earthlink.net

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants